                                                                   EXHIBIT 2(a)








                     AGREEMENT AND PLAN OF REORGANIZATION

                                    AMONG

                        FIRST UNITED BANCSHARES, INC.,

                       COMMERCE FINANCIAL CORPORATION,

                              JOHN P. BALLENTINE

                                     AND

                        COMMERCE FINANCIAL CORPORATION

                        EMPLOYEE STOCK OWNERSHIP TRUST

                              TABLE OF CONTENTS


SECTION                                                              PAGE
- - - -------                                                              ----
                                  ARTICLE I

                                  The Merger

SECTION 1.01.       The Merger......................................   2
SECTION 1.02.       Effective Time of the Merger....................   2
SECTION 1.03.       Closing.........................................   3
SECTION 1.04.       Repayment of CFC Indebtedness...................   3

                                  ARTICLE II

                   Effect of the Merger on CFC Common Stock

SECTION 2.01.       Effect on Common Stock..........................   4
SECTION 2.02.       Approval By CFC Shareholders....................   7

                                 ARTICLE III

          Representations and Warranties of CFC, Ballentine and ESOT

SECTION 3.01.       Organization, Standing and Power of
                    CFC and CCC.....................................   8
SECTION 3.02.       Ownership, Organization, Standing and
                    Power of Bank...................................   8
SECTION 3.03.       Capital Structure...............................  10
SECTION 3.04.       Authority.......................................  11
SECTION 3.05.       CFC Financial Statements........................  13
SECTION 3.06.       CFC Reports.....................................  15
SECTION 3.07.       Information Supplied............................  16
SECTION 3.08.       Authorizations; Compliance with Applicable
                    Laws............................................  16

SECTION                                                              PAGE
- - - -------                                                              ----
SECTION 3.09.       Litigation and Claims..........................   19
SECTION 3.10.       Taxes..........................................   20
SECTION 3.11.       Certain Agreements.............................   21
SECTION 3.12.       Benefit Plans..................................   22
SECTION 3.13.       Insurance......................................   26
SECTION 3.14.       Conduct of CFC to Date.........................   26
SECTION 3.15.       Material Adverse Change........................   29
SECTION 3.16.       Properties, Leases and Other Agreements........   29
SECTION 3.17.       No Untrue Statements...........................   30
SECTION 3.18.       Existence and Enforceability of Loans..........   30
SECTION 3.19.       Not in Default.................................   32
SECTION 3.20.       Trust Validity; Authority......................   33
SECTION 3.21.       Best Knowledge.................................   33


                                ARTICLE IV

                 Representations and Warranties of United

SECTION 4.01.       Organiztion, Standing and Power................   34
SECTION 4.02.       Authority......................................   35

                                ARTICLE V

                  Covenants of CFC, Ballentine and ESOT

SECTION 5.01.       Affirmative Covenants..........................   36
SECTION 5.02.       Negative Covenants.............................   37
SECTION 5.03.       Access and Information.........................   42
SECTION 5.04.       Update Disclosure; Breaches....................   43
SECTION 5.05.       Vote of CFC Shareholders.......................   43
SECTION 5.06.       Correction of Deficiencies.....................   44

SECTION                                                              PAGE
- - - -------                                                              ----
                                     ARTICLE VI

                                Additional Agreements
SECTION  6.01.       Shareholders Meeting..........................   44
SECTION  6.02.       Legal Conditions to Merger....................   44
SECTION  6.03.       Reports.......................................   45
SECTION  6.04.       Brokers or Finders............................   46
SECTION  6.05.       Reasonable Efforts............................   46
SECTION  6.06.       Governmental and Other Third Party
                      Approvals....................................   47


                                     ARTICLE VII

                                  Conditions Precedent

SECTION  7.01.       Conditions to Each Party's Obligation
                     to Effect the Merger..........................   48
SECTION  7.02.       Conditions to Obligations of United...........   49
SECTION  7.03.       Conditions to Obligations of CFC,
                     Ballentine and ESOT...........................   53


                                     ARTICLE VIII

                               Termination and Amendment

SECTION  8.01.       Termination..................................    55
SECTION  8.02.       Effect of Termination........................    57
SECTION  8.03.       Amendment....................................    57
SECTION  8.04.       Extension; Waiver............................    58


                                     ARTICLE IX

                                 General Provision

SECTION  9.01.       Notices......................................     58

SECTION                                                               PAGE
- - - -------                                                               ----
SECTION  9.02.       Interpretation.................................   59
SECTION  9.03.       Counterparts...................................   60
SECTION  9.04.       Entire Agreement...............................   60
SECTION  9.05.       Governing Law..................................   60
SECTION  9.06.       Publicity......................................   60
SECTION  9.07.       Assignment.....................................   61
SECTION  9.08.       Knowledge of the  Parties......................   61
SECTION  9.09.       Expenses.......................................   61
SECTION  9.10.       Survival of Representations
                      and Warranties...............................    62



EXHIBIT A                Plan of Merger
EXHIBIT 2.01 (d)         Benefits Under ESI and DDI Plans
EXHIBIT 3.12             Benefit Plans
EXHIBIT 7.02(e)          Agreement to Cancel Stock Options
EXHIBIT 7.02 (f)         Management Services and Noncompetition
                         Agreement
EXHIBIT 7.02(i)          Agreement to Termination of ESI and
                         DDI Plans
EXHIBIT 7.02(j)          Agreement to Terminate Shareholders
                         Agreement

                            INDEX OF DEFINED TERMS

                                                                      Section

ABCA . . . . . . . . . . . . . . . . .                                 1.01

Agreement. . . . . . . . . . . . . . .                                 Page 1

Articles of Merger . . . . . . . . . .                                 1.02

ASBD . . . . . . . . . . . . . . . . .                                 3.06

Bank . . . . . . . . . . . . . . . . .                                 Page 1

Benefit Plans  . . . . . . . . . . . .                                 3.12(a)

BHC Act. . . . . . . . . . . . . . . .                                 3.01

CCC  . . . . . . . . . . . . . . . . .                                 Page 1

CFC  . . . . . . . . . . . . . . . . .                                 Page 1

CFC Benefit Plans. . . . . . . . . . .                                 3.12(a)

CFC Common Stock . . . . . . . . . . .                                 Page 1

CFC Financial Statements . . . . . . .                                 3.05(a)

CFC Permits  . . . . . . . . . . . . .                                 3.08

CFC Property . . . . . . . . . . . . .                                 3.08

CFC Reports. . . . . . . . . . . . . .                                 3.06

Closing  . . . . . . . . . . . . . . .                                 1.03

Closing Date . . . . . . . . . . . . .                                 1.03

Code . . . . . . . . . . . . . . . . .                                 3.12(a)

Commissioner . . . . . . . . . . . . .                                 1.03

Competing Transaction. . . . . . . . .                                 5.02(f)

DDI Agreements . . . . . . . . . . . .                                 2.01(d)

DDI Participants . . . . . . . . . . .                                 2.01(d)

Effective Time . . . . . . . . . . . .                                 1.02

Environmental Laws . . . . . . . . . .                                 3.08

ERISA  . . . . . . . . . . . . . . . .                                 3.12(a)

ESI Agreements . . . . . . . . . . . .                                 2.01(d)

ESI Participants . . . . . . . . . . .                                 2.01(d)

ESOP . . . . . . . . . . . . . . . . .                                 2.01(f)

ESOT . . . . . . . . . . . . . . . . .                                 Page 1

Exchange Act . . . . . . . . . . . . .                                 3.04

FDIC . . . . . . . . . . . . . . . . .                                 3.02

Federal Reserve Board  . . . . . . . .                                 1.03

Governmental Entity  . . . . . . . . .                                 3.04

Injunction . . . . . . . . . . . . . .                                 7.01(d)

IRS  . . . . . . . . . . . . . . . . .                                 3.10

Laws . . . . . . . . . . . . . . . . .                                 3.08

Merger . . . . . . . . . . . . . . . .                                 Page 1

Merger Agreements. . . . . . . . . . .                                 Page 2

OCC  . . . . . . . . . . . . . . . . .                                 1.03

Plan of Merger . . . . . . . . . . . .                                 Page 1

Purchase Price . . . . . . . . . . . .                                 2.01(a)

Tax  . . . . . . . . . . . . . . . . .                                 3.10

Toxic Substances . . . . . . . . . . .                                 3.08

United . . . . . . . . . . . . . . . .                                 Page 1

Violation. . . . . . . . . . . . . . .                                 3.04

Voting Debt. . . . . . . . . . . . . .                                 3.03

                      AGREEMENT AND PLAN OF REORGANIZATION



     This Agreement and Plan of Reorganization ("Agreement") is made as of September 3, 1993, by and between First United Bancshares, Inc. ("United"), Commerce Financial Corporation ("CFC"), John P. Ballentine ("Ballentine") and Commerce Financial Corporation Employee Stock Ownership Trust ("ESOT").

     WHEREAS, Ballentine and ESOT own a controlling interest in CFC and CFC owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Commercial Bank at Alma, Alma, Arkansas ("Bank") and Bank owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Commercial Capital Corporation ("CCC"); and

     WHEREAS, United desires to acquire one hundred percent (100%) of the common stock of CFC (the "CFC Common Stock"), and Ballentine and ESOT wish to sell the CFC Common Stock they own upon the terms and conditions hereinafter set forth through the merger of CFC with and into United (the "Merger") pursuant to a Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"); and

     WHEREAS, the respective Boards of Directors of United and CFC believe that such proposed Merger and the exchange of the Purchase Price (as defined in Section 2.01(a) hereof) for the CFC Common Stock, pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is desirable and in the best short-term and long-term interests of their respective corporations and shareholders; and

     WHEREAS, United, CFC, Ballentine and ESOT desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

     1.01. The Merger. Subject to the terms and conditions of this Agreement, United, CFC, Ballentine and ESOT agree to effect the Merger of CFC with and into United in accordance with the Arkansas Business Corporation Act (the "ABCA").

     1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the

"Articles of Merger") shall be duly prepared and executed by United and CFC and thereafter delivered to the Secretary of State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in Section 1.03). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of United at a time and on a date (the "Closing Date") to be specified by the parties as soon as reasonably practicable after the later to occur of (i) approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the expiration of any waiting period, and (ii) approval by other regulatory agencies and third parties, including the Office of the Comptroller of the Currency ("OCC") and the Arkansas State Bank Commissioner ("Commissioner"), and the expiration of all waiting periods. This Agreement and the obligations of all parties hereunder to close the transactions provided for herein shall terminate if the Closing does not occur on or before December 31, 1993 unless extended by United and CFC.

     1.04. Repayment of CFC Indebtedness. At the Closing, United shall pay off in full the outstanding principal balance and all accrued and unpaid interest owing by CFC to First National Bank of Ft. Smith, Ft. Smith, Arkansas, under that certain term promissory note originally dated December 29, 1986 and amended December 27, 1986, in the original principal amount of $1,900,000.00 executed by CFC pursuant to that certain term loan agreement of even date therewith between CFC and said lender.

                                   ARTICLE II

                   Effect of the Merger on CFC Common Stock

     2.01. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the CFC Common Stock:

           (a) Conversion of CFC Common Stock. One hundred percent of the issued and outstanding shares (excluding treasury shares) of CFC Common Stock shall be converted into the right to receive the amount of $70.59 per share ("Purchase Price").

           (b) Cancellation of Shares. All shares of CFC Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Purchase Price therefor upon the surrender of such certificate in accordance with the Plan of Merger.

           (c) CFC Stock Options. CFC and Ballentine hereby agree that none of the outstanding options to purchase CFC common stock held by Ballentine shall be exercised between the date of this Agreement and the Closing Date. Upon the Closing, all of said options shall be cancelled and Ballentine shall be due no consideration therefor. At Closing, United shall pay all others who own unexercised options to purchase common stock of CFC $19.30 per optioned share, upon agreement by the holders thereof, to surrender all rights pursuant to such options in exchange for such payments. Between the date hereof and the Closing Date neither CFC, Bank nor CCC will (i) grant any stock options or (ii) issue any new or treasury stock except pursuant the lawful exercise of stock options to purchase common stock of CFC outstanding as of the date hereof.

           (d) Termination of ESI and DDI Agreements. United shall have no liability to employees or directors of CFC or Bank for benefits of such employees or directors of CFC or Bank under the Executive Supplemental Income Agreements ("ESI Agreements") or Directors' Deferred Income Agreements ("DDI Agreements") entered into between Bank and certain officers of Bank ("ESI Participants") and the Bank and certain directors of Bank ("DDI Participants") as more specifically specified in the information provided to United pursuant to
Section 3.12(d). As soon as practicable after the date hereof and effective on or prior to September 30, 1993, CFC and Bank shall take all action necessary and appropriate to terminate the ESI Agreements and the DDI Agreements and distribute accrued benefits. Such action shall specifically include, without limitation, entering into written agreements, in a form and for amounts satisfactory to United, with the ESI Participants and the DDI Participants in which all ESI Participants and DDI Participants agree (1) to terminate death benefits on or prior to September 30, 1993; (2) that ESI Participants and DDI Participants have no right to any insurance policy indirectly funding benefits;
(3) to the present value as of the termination date of the ESI Participants' and DDI Participants' benefits due on termination of the ESI Agreements and the DDI Agreements, which amount shall not be more than the individual and aggregate amounts shown on Exhibit 2.01(d); (4) to accept payment of such present value amounts as full consideration for all benefits due under the ESI Agreements and the DDI Agreements; and (5) to release CFC and Bank from any further liability under the ESI Agreements and the DDI Agreements.

           (e) Liquidation of CCC. CFC will cause Bank to liquidate CCC prior to the Closing Date.

           (f) Termination and Distribution of CFC ESOP. United shall have no liability to employees of CFC or Bank for benefits of such employees of CFC or Bank under the Commerce Financial Corporation Employees Stock Ownership Plan (adopted January 1,
1992)("ESOP"). As soon as practicable after the date hereof and effective as of the Closing, CFC, Ballentine and ESOT shall take all action necessary and appropriate to terminate the ESOP and the ESOT and distribute account balances, including amending the ESOP to allow single distribution on termination of the ESOP and directing appropriate action of CFC's board of directors and the ESOP Board of Trustees, Administration Committee, and the plan administrator of such plan to terminate the ESOP and the ESOT in accordance with Section 21 of the ESOP, as amended, and paragraph K of the ESOT and applicable law and make a timely final distribution of plan assets to each plan beneficiary in a single distribution in accordance with the plan, as amended.

     2.02. Approval By CFC Shareholders. Consummation of the Merger shall be contingent upon its approval by the legally required vote of the shares of CFC Common Stock at a shareholders meeting duly called for the purpose of voting on the Merger. Ballentine and ESOT shall vote in favor of the Merger and CFC and Ballentine and ESOT shall use their best efforts to cause other shareholders to vote in favor of the Merger; provided, ESOT shall be obligated to vote in favor of the Merger only those shares as to which participants in the ESOP to whom such shares have been allocated direct the Trustees of the ESOT to vote such shares in favor of the Merger.

                                  ARTICLE III
                         Representations and Warranties
                          of CFC, Ballentine and ESOT

     CFC, Ballentine and ESOT hereby represent and warrant to the best of their knowledge (as defined in Section 3.21) to United the following, provided that the representation and warranty of ESOT shall apply to Section 3.20 only:

     3.01. Organization, Standing and Power of CFC and CCC. CFC and CCC are corporations duly organized, validly existing and in good standing under the laws of the State of Arkansas and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of CFC, CCC or Bank. Neither CFC nor CCC is qualified to do business in any other state or foreign jurisdiction, and their ownership or leasing of property or the conduct of their businesses do not require either of them to be so qualified. CFC is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). CFC and CCC have delivered to United true, accurate and complete copies of their currently effective Articles of Incorporation and Bylaws, including all amendments thereto.

     3.02. Ownership, Organization, Standing and Power of Bank. CFC directly and beneficially owns all of the shares of the outstanding capital stock of Bank. Bank directly and beneficially owns all of the shares of the outstanding capital stock of CCC. Bank and CCC are CFC's only subsidiaries. No equity securities of Bank or CCC are or may become required to be issued by reason of any option, warrant, call, right or agreement of any character whatsoever;
there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of Bank or CCC; and there are no other contracts, commitments, understandings or arrangements by which either Bank or CCC is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of Bank owned by CFC and all of the shares of capital stock of CCC owned by Bank are fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance or agreement with respect thereto, other than a lien on the capital stock of Bank given to secure the promissory note described in Section 1.04. Bank is a banking association duly organized, validly existing and in good standing under the laws of Arkansas, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Bank, CFC or CCC. The deposits of Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. Bank has delivered to United true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of Bank, including all amendments thereto. Except for securities held in its capacity as fiduciary, Bank does not own beneficially, directly or indirectly, any class of equity securities, partnership interests or similar interests of any corporation (other than CCC), bank, partnership, limited partnership, business trust, association or similar organization.


     As of the date hereof, the authorized capital stock of Bank consists of 8,000 shares of common stock, $25.00 par value, of which 8,000 shares are outstanding and are owned by CFC. Bank has been chartered as a banking institution for more than 10 years.

     3.03. Capital Structure. As of the date hereof, the authorized capital stock of CFC consists of 104,000 shares of common stock, $1.00 par value. As of the date hereof, 51,610 shares of CFC Common Stock are outstanding, of which amount 6,103.728 shares of CFC common stock are held by CFC in its treasury. As of the date hereof, the authorized capital stock of CCC consists of 1,000 shares of common stock, $1.00 par value, all of which are issued and outstanding. Neither CFC, Bank nor CCC has issued and has outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote

("Voting Debt"). All outstanding shares of CFC Common Stock are validly issued, fully paid, nonassessable, and not subject to preemptive rights, and those owned by Ballentine and ESOT are free and clear of any claim, lien, encumbrance or agreement with respect thereto, except for a certain Shareholders Agreement dated September 9, 1986, as amended, a copy of which has been provided to United. As of the date of this Agreement there are no options, warrants, calls, rights, or agreements of any character whatsoever to which CFC, Bank or CCC is a party or by which CFC, Bank or CCC is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities or by which CFC, Bank or CCC is obligated to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately before and after the Effective Time, there will be no option, warrant, call, right or agreement obligating CFC, Bank or CCC to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating CFC, Bank or CCC to grant, extend or enter into any such option, warrant, call, right or agreement. Notwithstanding the foregoing, as of the date hereof Ballentine has an option to purchase 2,275 shares of CFC common stock and other employees of CFC and Bank have options to purchase 5,692 shares of CFC common stock.

     3.04. Authority. CFC has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject only to approval of this Agreement and the Plan of Merger by the shareholders of CFC and of applicable regulatory authorities, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CFC, subject to such approval of this Agreement and the Plan of Merger by the shareholders of CFC. This Agreement and the Plan of Merger Agreement have been duly executed and delivered by CFC, and each constitutes a valid and binding obligation of CFC enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the Articles of Incorporation or Bylaws of CFC, Bank or CCC or (b) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CFC, Bank or CCC or their respective properties or assets. Other than in connection or in compliance with the provisions of the ABCA, the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory agencies, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to CFC, Bank or CCC in connection with the execution and delivery of this Agreement and the Plan of Merger by CFC or the consummation by CFC of the transactions contemplated hereby and thereby.

3.05. CFC Financial Statements. (a) The (i) consolidated balance sheets of Bank as of December 31, 1992 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the periods ended December 31, 1992 certified by Beall & Company, (ii) consolidated balance sheets of Bank as of December 31, 1991 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the periods ended December 31, 1991 certified by Baird, Kurtz & Dobson, (iii) the unaudited compilations of the consolidated balance sheets of CFC as of December 31, 1992 and 1991 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the periods ended December 31, 1992 and 1991, and (iv) the internally prepared financial statements dated July 30, 1993 ("CFC Financial Statements"), copies of which have been furnished by CFC to United, have been prepared in accordance with generally accepted accounting principles and practices on a consistent basis, and present fairly the consolidated financial condition of Bank and of CFC, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. Neither CFC, Bank nor CCC has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to CFC, Bank or CCC, except as provided for or disclosed in the CFC Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

                 (i)      deposit liabilities and interest payable thereon,

                 (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

                  (iii)  other short term borrowings,

                  (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

                  (v)    taxes,

                  (vi)   accounts payable of the operating business,

                  (vii)  salaries and benefits payable,

                  (viii) unearned income and premiums,

                  (ix)   abandoned and garnished accounts, and

                  (x)    letters of credit and similar commitments.

                         (b)  Without limitation of the foregoing, the
allowance for loan losses included in the CFC Financial Statements was adequate as of the date thereof and is presently adequate to absorb potential losses in the loan portfolios of CFC, Bank and CCC. There are no known facts which should cause the amount of such allowance for loan losses to be increased.

          3.06. CFC Reports. CFC, Bank and CCC have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Arkansas State Bank Department (the "ASBD") and (iv) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "CFC Reports"). As of their respective dates, the CFC Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.07. Information Supplied. None of the information supplied or to be supplied by CFC for inclusion or incorporation by reference in any document to be filed with the Securities and Exchange Commission, the Federal Reserve Board, or any regulatory agency in connection with the transactions contemplated hereby, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. CFC has disclosed to United all financial and other information reasonably necessary to enable United to make informed judgments concerning the state of the financial and other conditions and affairs of CFC, Bank and CCC.

          3.08. Authorizations; Compliance with Applicable Laws. CFC, Bank and CCC hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of CFC, Bank or CCC (the "CFC Permits"), including appropriate authorizations from the ASBD. CFC, Bank and CCC are in compliance with the terms of the CFC Permits, except where the failure so to comply would not have a material adverse effect on CFC, Bank or CCC. The businesses of CFC, Bank and CCC are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulation O of the Federal Reserve Board, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on CFC, Bank or CCC. As of the date hereof, no investigation or review by any Government Entity with respect to CFC, Bank or CCC is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by CFC, Bank or CCC, or in which CFC, Bank or CCC has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by CFC, Bank or CCC in its capacity as a trustee, or properties in which any venture capital or similar unit of CFC, Bank or CCC has or had an interest (the "CFC Property"), which constitute or result, or may have constitued or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not comply or have not complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the CFC Property (collectively, "Environmental Laws"), and as a result of which acts or omissions CFC, Bank or CCC is subject to or reasonably likely to incur a material liability or suffer a material diminution in value of any interest. Neither CFC, Bank nor CCC is subject to or reasonably likely to incur a material liability or suffer a material diminution in value of any interest as a result of its ownership, lease, operation, or use of any CFC Property or as a result of its investment or security interest (as described above) in any CFC Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substances or waste that is hazardous to human health or the environment (collectively, "Toxic Substances"), or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. As of the date of this Agreement, no claim, action, suit or proceeding is pending against CFC, Bank or CCC relating to the CFC Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CFC, Bank or CCC with respect thereto.

          3.09.  Litigation and Claims.  Except as disclosed in this Agreement
(a) neither CFC, Bank nor CCC is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting CFC, Bank or CCC pending or threatened, which will have or can reasonably be expected to have a material adverse effect on CFC, Bank or CCC and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to CFC, Bank or CCC as a result of the examination by any bank regulatory authority.

          3.10. Taxes. CFC, Bank and CCC have filed all tax returns required to be filed by them and have paid or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent CFC Financial Statements reflect an adequate reserve for all taxes payable by CFC, Bank and CCC accrued through the date of such financial statements. As of the date hereof, (a) the most recent tax year through which the United States Internal Revenue Service ("IRS") has completed its examination of CFC, Bank and CCC is December 31, 1988, (b) there is no examination pending by the IRS with respect to CFC, Bank or CCC, (c) neither CFC, Bank nor CCC has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax, and (d) there are no existing material disputes as to federal, state, or local taxes due from CFC, Bank or CCC. There are no material liens for taxes upon the assets of CFC, Bank or CCC, except for statutory liens for taxes not yet delinquent. Neither CFC, Bank nor CCC is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, and local income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. CFC, Bank and CCC have withheld from their employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).

          3.11. Certain Agreements. Neither CFC, Bank nor CCC is a party to any (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, any of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan granting rights to acquire stock in CFC, Bank or CCC except as specifically disclosed in Section 2.01(d) and (e) and Section 3.03 of this Agreement, or (v) contract containing covenants which limit the ability of CFC, Bank or CCC to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, CFC, Bank or CCC may carry on its business (other than as may be required by law or applicable regulatory authorities).

          3.12. Benefit Plans. (a) Exhibit 3.12 hereto lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which CFC, Bank or CCC maintains or to which CFC, Bank or CCC contributes on behalf of current or former employees. All of the plans and programs listed in Exhibit 3.12 (collectively, "CFC Benefit Plans") comply in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. With respect to the CFC Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, in connection with which CFC, Bank or CCC could be subject to any liability that is reasonably likely to have a material adverse effect upon CFC, Bank or CCC (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. Each of the CFC Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for the determination of such qualification will be made to the IRS under Section 401(b) of the Code and the regulations thereunder, and there exist no circumstances that would materially adversely affect the qualified status of any such CFC Benefit Plan under that section. Each CFC Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan, no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. There is no pending or threatened litigation, governmental proceeding or investigation against or relating to any CFC Benefit Plan, and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. No "reportable event" (as defined in Section 4043(b) of ERISA) (other than a "reportable event" for which the 30-day notice requirement has been waived by the Pension Benefit Guaranty Corporation) has occurred with respect to any CFC Benefit Plan, and no CFC Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a material liability.

               (b) CFC has delivered to United copies of (i) each CFC Benefit Plan, (ii) the most recent summary plan descriptions of each CFC Benefit Plan,
(iii) each trust agreement, insurance policy or other instrument relating to the funding of any CFC Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each CFC Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each CFC Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each CFC Benefit Plan that has assets, (vii) the most recent actuarial report for any CFC Benefit Plan that is a defined benefit pension plan, and if any such Plan was amended subsequent to the date of such report, information about the financial effects of such amendment and
(viii) the most recent audited financial statements for each CFC Benefit Plan for which audited financial statements are required by ERISA.

               (c) CFC has delivered to United with respect to the ESOP the most recent schedules which accurately and fairly show the Capital Accumulations and Account Balances for each and every Participant and

Beneficiary of the ESOP, the ESOT has assets sufficient to satisfy all account balances and benefit liabilities, and CFC has the authority under the ESOP and the ESOT to terminate the ESOP and the ESOT, to amend the ESOP to allow for single distributions of Capital Accumulations and Account Balances on termination of the ESOP, and shall have authority to distribute the Capital Accumulations and Account Balances in single distributions on termination of the ESOP.

               (d) CFC has delivered to United with respect to the ESI Agreements and the DDI Agreements the most recent schedules which accurately and fairly show the individual and aggregate present value as of September 30, 1993, of the ESI Participants' benefits and the DDI Participants' benefits for each and every Participant and Beneficiary of all ESI Agreements and all DDI Agreements. Such amounts are not more than the individual and aggregate amounts shown on Exhibit 2.01(d). CFC and Bank have the authority to terminate the ESI Agreements and the DDI Agreements, the Bank is the owner of all policies of insurance indirectly funding the benefits and has the right to cancel such policies, and CFC and Bank have authority to distribute the ESI Participants' benefits and the DDI Participants' benefits in single distributions on or after termination of the ESI Agreements and the DDI Agreements.

     3.13. Insurance. CFC has delivered to United correct and complete summaries of all material policies of insurance of CFC, Bank and CCC currently in effect. Neither CFC, Bank nor CCC has any liability for unpaid premiums or premium adjustments not properly reflected on the CFC Financial Statements.

     3.14. Conduct of CFC to Date. Except as contemplated by this Agreement and the Plan of Merger, from and after December 31, 1992 through the date of this Agreement: (a) CFC, Bank and CCC have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) CFC, Bank and CCC have not issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of CFC, Bank or CCC, (c) CFC, Bank and CCC have not granted any option for the purchase of capital stock (except as referred to in Section 3.03), effected any stock split, or otherwise changed their capitalization, (d) CFC has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock except for usual quarterly cash dividends, no greater than amounts paid in the fourth quarter of 1992, (e) neither CFC, Bank nor CCC has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither CFC, Bank nor CCC has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither CFC, Bank nor CCC has sold, assigned , transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) neither CFC, Bank nor CCC has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases (including bonuses paid in January, 1993) in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any CFC Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing, (i) neither CFC, Bank nor CCC has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance, (j) neither CFC, Bank nor CCC has canceled or compromised any debt to an extent exceeding $25,000.00 owed to CFC, Bank or CCC or claim to an extent exceeding $25,000.00 asserted by CFC, Bank or CCC, (k) neither CFC, Bank nor CCC has entered into any transaction, contract, or commitment outside the ordinary course of its business, (1) neither CFC, Bank nor CCC has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights, (m) there has not been any change in the method of accounting or accounting practices of CFC, Bank and CCC, and (n) CFC, Bank and CCC have kept all records in accordance with all regulatory and statutory requirements and in accordance with industry standards specified by the American Bankers Association, and have retained such records for the periods required by statute, regulation or American Bankers Association industry standards.

     3.15. Material Adverse Change. Since December 31, 1992, there has been no material adverse change in the financial condition, results of operations or business of CFC, Bank and CCC.

     3.16. Properties, Leases and Other Agreements. Except (i) as may be reflected in the CFC Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits and (iv) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value or interfere with or impair the present and continued use of personal or real property reflected in the CFC Financial Statements or acquired since the date of such Statements, CFC, Bank and CCC have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the CFC Financial Statements, and all personal and real property acquired since the date of such CFC Financial Statements, except such personal and real property as has been disposed of in the ordinary course of business. Substantially all of the buildings and equipment in regular use by CFC, Bank and CCC have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to CFC, Bank and CCC pursuant to which CFC, Bank or CCC, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by CFC, Bank or CCC, or, to the best knowledge of CFC and Ballentine, any other party thereto, or any event which with notice or lapse of time or both would constitute such a material default. No options to renew said leases have lapsed and the terms of the leases govern the rights of the respective landlords of CFC, Bank and CCC.

     3.17. No Untrue Statements. No representation or warranty hereunder or information contained in any financial statement or any other document delivered to United pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.18. Existence and Enforceability of Loans. With respect to all loans to borrowers which are payable to CFC, Bank or CCC either directly or as a participant and except for such imperfections as do not have a net adverse effect on the business, operations or financial condition of either CFC, Bank or CCC in excess of $25,000.00:

           (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction;

           (b) The amounts represented to United as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

           (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by CFC, Bank or CCC to secure each loan;

           (d) CFC, Bank or CCC has possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

           (e) CFC, Bank and CCC hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

           (f) Each lien or security interest of CFC, Bank or CCC in the collateral held for each loan is properly perfected in the priority intended to be held by CFC, Bank or CCC and described in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

           (g) CFC, Bank and CCC are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

           (h) All guaranties granted to CFC, Bank and CCC to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms;

           (i) With respect to any loans in which CFC, Bank and CCC have sold participation interests to another bank or other financial institution, none of the buyers of such participation interests are in default under any participation agreements.

     3.19. Not in Default. Neither CFC, Bank nor CCC is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

     3.20. Trust Validity; Authority. The ESOT has been duly created under the laws of the State of Arkansas and is a validly existing trust. The undersigned trustees executing this Agreement on behalf of said trust have been duly appointed, constitute all of the presently acting Trustees of the ESOT and have all requisite power and authority to execute and deliver this Agreement and to perform this Agreement in accordance with its terms.

     3.21. Best Knowledge. For purposes of the representations and warranties set forth in this Article III, "the best of their knowledge" means CFC's and Ballentine's knowledge obtained (i) in the ordinary course of business through involvement in the business of CFC, Bank and CCC, and (ii) after reasonable inquiry and investigation, having reasonable grounds to believe and believing that the representations and warranties contained herein are true and that there was, in light of the representations and warranties made, no omission to state a material fact required to be stated therein or necessary to make statements therein not false or misleading. The reasonable inquiry and investigation shall include having made due inquiry of Mary Beth Freeman, Vice President and Cashier of Bank, Rex Woods, Vice President of Bank, and William
N. Brasher, III, Executive Vice President of Bank and Secretary of CFC, who shall have affirmed in writing to CFC, Ballentine and United at Closing that they have read the representations and warranties contained herein; that to the best of their knowledge, having made reasonable investigation, the representations and warranties are true and correct in all material respects; and that they are not aware of any material fact concerning the business or financial condition of CFC, Bank or CCC which is not disclosed and which would, in light of the representations and warranties made, make any such representations and warranties contained herein false or misleading in any material respect. Ballentine shall make the same affirmation in writing to Untied at Closing.


                                   ARTICLE IV

                    Representations and Warranties of United

       United hereby represents and warrants to CFC, Ballentine and ESOT as follows:

       4.01. Organization, Standing and Power. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of United and its subsidiaries. United is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

       4.02. Authority. Subject only to the approval of this Agreement and the Plan of Merger by the board of directors of United, United has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. Upon approval by the United board of directors, the execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all necessary corporate action on the part of United. Subject to the foregoing, this Agreement and the Plan of Merger have been duly executed and delivered by United, and each will constitute a valid and binding obligation of United enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of United or any of its subsidiaries or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to United or any of its subsidiaries or their respective properties or assets. Other than in connection or in compliance with the provisions of the ABCA, the Exchange Act, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory authorities, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to United in connection with the execution and delivery of this Agreement and the Plan of Merger by United or the consummation by United of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on United or any United subsidiary.

                                   ARTICLE V

                     Covenants of CFC, Ballentine and ESOT

       5.01. Affirmative Covenants. CFC, Ballentine and ESOT hereby covenant and agree with United that prior to the Effective Time, unless the prior written consent of United shall have been obtained, and except as otherwise contemplated herein, CFC and ESOT will and Ballentine and CFC will cause Bank and CCC to:

             (a) operate their businesses only in the usual, regular and ordinary course consistent with past practices;

             (b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with CFC's existing employment procedures) and maintain their relationships with customers;

             (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

             (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained; provided, however, that CFC shall not be required to purchase insurance policies for directors' and officers' liabilities;

              (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

              (f) comply with and perform in all material respects all obligations and duties imposed upon them by all Laws.

       5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, CFC shall not do, and Ballentine and CFC will cause Bank and CCC not to do, without the prior written consent of United, any of the following:

              (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

              (b) (i) grant any general increase in compensation to their employees as a class, or to their officers or directors, except in accordance with past practice or as required by law, or increases which are not material, or the payment of year-end bonuses in accordance with past practice, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any CFC Benefit Plan except as provided herein, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policy of CFC in effect on the date hereof;

              (c) declare or pay any dividend on, or make any other distribution in respect of, their outstanding shares of capital stock, except dividends by Bank or CCC;

              (d) (i) redeem, purchase or otherwise acquire any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or any options, warrants, conversion or other rights to acquire any shares of their capital stock or any such securities or obligations; (ii) merge with or into or consolidate with any other corporation or bank, or effect any reorganization or recapitalization;
(iii) purchase or otherwise acquire any substantial portion of the assets or any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; or (v) split, combine or reclassify any of their capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

              (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of their capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities;

              (f) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by CFC, Bank or CCC to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action, CFC shall promptly notify United orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving CFC, Bank or CCC; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

              (g) propose or adopt any amendments to their corporate charters or bylaws;

              (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

              (i) except in their fiduciary capacities, purchase any shares of United common stock;

              (j) change any method of accounting in effect at December 31, 1992, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1992, except as may be required by law or generally accepted accounting principles;

              (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of United or CFC to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect CFC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

              (l) change the lending, investment, liability management and other material policies concerning the business of CFC, Bank or CCC, unless required by Law or order or unless such change does not cause a material adverse effect on CFC, Bank or CCC;

              (m)    agree in writing or otherwise to do any of the foregoing;

              (n) make any single loan or series of loans to one borrower or related series of borrowers in an aggregate amount greater than $250,000.00; or

              (o) sell or otherwise dispose of securities owned as investments except at maturity dates or in accordance with past practices for securities held for sale or trading or in accordance with Generally Accepted Accounting Principles for securities classified as "held to maturity".

       5.03. Access and Information. Upon reasonable notice, CFC shall (and shall cause Bank and CCC to) afford to United's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, CFC shall (and shall cause Bank and CCC to) furnish promptly to United (i) a copy of each CFC Report filed or received by it during such period pursuant to the requirements of the BHC Act and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of CFC, Bank and CCC (as prepared in accordance with normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Boards of Directors, or any committee thereof, of CFC, Bank and CCC, and (iv) all other information concerning its business, properties and personnel as United may reasonably request. Unless otherwise required by law, the parties will hold any information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

       5.04.  Update Disclosure; Breaches.

       From and after the date hereof until the Effective Time, CFC shall provide to United prompt notice of any matters which have occurred from and after the date hereof which are material to the financial condition or operations of CFC, Bank or CCC or which have a material bearing on any matter dealt with herein.

       CFC shall, in the event it becomes aware of any existing, impending, or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of CFC's and Ballentine's and ESOT's warranties, representations or agreements contained or referred to herein, give prompt written notice thereof to United and use its best efforts to prevent or promptly remedy the same.

     5.05. Vote of CFC Shareholders. Ballentine and ESOT hereby agree to vote all shares of the CFC Common Stock owned by each in favor of the Merger at the CFC shareholders meeting called to vote on the Merger, and further agree to take such other action or cast such other votes as shareholders of CFC as are reasonably deemed necessary or desirable by United to facilitate consummation of the transactions contemplated herein; provided, ESOT shall be obligated to vote in favor of the Merger only those shares as to which participants in the ESOP to whom such shares have been allocated direct the Trustees of the ESOT to vote such shares in favor of the Merger.

     5.06. Correction of Deficiencies. Prior to the Closing Date CFC shall, and shall cause Bank and CCC to, correct all deficiencies, exceptions and systemic problems described in Bank's most recent FDIC compliance examination as of April 14, 1993.

                                   ARTICLE VI

                             Additional Agreements

     6.01. Shareholder Meetings. CFC shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreements.

     6.02. Legal Conditions to Merger. Each of CFC and United will take all reasonable actions necessary to comply promptly with all legal requirements it may have with respect to the Merger (including furnishing all information required by the Federal Reserve Board or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of CFC and United will, respectively, cause their subsidiaries to, take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreement, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by United, CFC or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Plan of Merger.

     6.03.  Reports.

            (a) Prior to the Effective Time, CFC shall prepare and file as and when required all CFC Reports.

            (b) CFC shall prepare such CFC Reports such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any CFC Reports containing financial information of the type included in the CFC Financial Statements, the financial information (A) is prepared in accordance with generally accepted accounting principles and practices as utilized in the CFC Financial Statements, applied on a consistent basis (except as stated therein or in the notes thereto) (B) presents fairly the consolidated financial condition of CFC, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items necessary for a fair presentation, subject to year-end audit adjustments.

     6.04. Brokers or Finders. Each of United, CFC, Ballentine and ESOT represents, as to itself or himself, as the case may be, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     6.05. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest United with full title to all properties, assets, rights, approvals, immunities and franchises of either of CFC, Bank or CCC, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.06. Governmental and Other Third Party Approvals. CFC and United shall each use their reasonable best efforts to obtain all governmental and other third party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement. CFC and United agree to make all filings and applications for such approvals and reviews as soon as practicable, to prosecute the same with reasonable diligence and to notify each other when such approvals, authorizations and consents have been received. CFC and United will provide each other with copies of all regulatory notices and filings made in connection with the transactions contemplated by this Agreement prior to filing. United and CFC will each provide to the other, within two (2) days of receipt, copies of any correspondence received from any regulatory agency relating to such filings, and shall use its best efforts to keep the other party advised of the progress of obtaining all regulatory and third party approvals required for the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE VII

                              Conditions Precedent

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) Shareholder Approval. The Merger Agreements shall have been approved and adopted by the legally required vote of the holders of the outstanding shares of CFC.

            (b) Federal Reserve Board. The Merger Agreements and the transactions contemplated hereby shall have been approved by the Federal Reserve Board and the Commissioner without any condition not satisfactory to United, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

            (c) Commissioner. The Commissioner shall have approved the transfer of ownership of Bank to United.

            (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

            (e) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced against United, CFC or any affiliate, associate, officer or director of either of them, seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

            (f) Closing Date. The Closing Date shall occur on or before December 31, 1993 unless extended as provided in Section 1.03.

            (g) Consents Under Agreements. United, CFC and their subsidiaries shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

     7.02. Conditions to Obligations of United. The obligation of United to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by United:

            (a) Representations and Warranties. Each of the representations and warranties of CFC and Ballentine set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and United shall have received the certificates specified in Section 3.21.

            (b) Performance of Obligations of CFC. CFC, Ballentine and ESOT shall have performed in all material respects each of the obligations required to be performed by it and them under this Agreement and the Plan of Merger at or prior to the Closing Date, and United shall have received a certificate signed on behalf of CFC by the chief executive officer and by the chief financial officer of CFC to such effect.

            (c) Opinion of Counsel. CFC shall have delivered to United an opinion of its counsel, Shaw, Ledbetter, Hornberger, Cogbill & Arnold, dated as of the Closing Date and in form and substance satisfactory to counsel for United, to the aggregate effect that: (i) CFC has been duly incorporated and organized and is a corporation validly existing in good standing under the laws of Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of CFC necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of CFC and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of CFC; and
(iv) the execution of the Articles of Merger by CFC has been duly and validly authorized.

            (d) No Material Adverse Change. There shall have been no material adverse change since December 31, 1992 in the financial condition, results of operations or business of CFC or Bank. Material adverse change shall include commencement or making of any investigation, lawsuit or claim which, if decided adversely to CFC, Bank or CCC, would have a material adverse effect on CFC or Bank.

            (e) CFC Stock Options. All holders of options to purchase common stock of CFC that are unexercised as of the Closing Date shall have entered into the Agreement To Cancel Stock Options attached hereto as

Exhibit 7.02(e) whereby said holders agree to terminate all rights under such options in exchange for payment of $19.30 per share subject to option.

          (f) Management Services and Noncompetition Agreement. Ballentine shall have entered into the Management Services and Noncompetition Agreement attached hereto as Exhibit 7.02(f), said agreement to be effective as of the Closing Date.

          (g) Correction of Deficiencies. CFC, Bank and CCC shall have corrected all deficiencies, exceptions and systemic problems described in Bank's most recent FDIC compliance examination as of April 14, 1993.

          (h) Termination of ESOP. CFC and ESOT shall have amended the ESOP to permit single distributions of account balances on termination of the ESOP.

          (i) Termination of ESI and DDI. CFC and Bank shall have entered into valid, enforceable, written agreements substantially in the form attached hereto as Exhibit 7.02(i) and for amounts satisfactory to United, with every ESI Participant and every DDI Participant termination death benefits on or prior to September 30, 1993, agreeing to the present value as of said termination date of the ESI Participants' benefits and the DDI Participants' benefits due on termination of the ESI Agreements and the DDI Agreements. Such amounts individually and in the aggregate are not more than the payouts shown on Exhibit 2.01(d). The ESI Participants and the DDI Participants shall have agreed to accept payments of such amounts as full consideration for termination of the ESI Agreements and the DDI Agreements, and Bank shall have paid said amounts.

          (j) Shareholders Agreement. All parties to that certain Shareholders Agreement dated September 9, 1986, as amended, shall have entered into the Agreement To Terminate Shareholders Agreement attached hereto as
Exhibit 7.02(j) whereby each such party waives and terminates all rights under said Shareholders Agreement.

          (k) Approval By Beneficiaries of ESOP. The beneficiaries of the ESOP shall have affirmatively voted their interests in favor of the Merger.

          (l) Environmental Audits. Phase I environmental audits of the CFC Property shall have been conducted and shall, to United's satisfaction, reflect no significant problems under Environmental Laws.

     7.03 Conditions to Obligations of CFC Ballentine and ESOT. The obligations of CFC, Ballentine and ESOT to effect the Merger is subject to the satisfaction of the following conditions unless waived by CFC, Ballentine and
ESOT:

          (a) Representations and Warranties. Each of the representations and warranties of United set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and CFC, Ballentine and ESOT shall have received a certificate signed on behalf of United by the chief executive officer and by the chief financial officer of United to such effect.

          (b) Performance of Obligations of United. United shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and CFC shall have received a certificate signed on behalf of United by the chief executive officer and by the chief financial officer of United to such effect.

          (c) Opinion of Counsel. United shall have delivered to CFC an opinion of its counsel, Ivester, Skinner & Camp, P.A., dated as of the Closing Date and in form and substance satisfactory to counsel for CFC, to the aggregate effect that: (i) United is a corporation validly existing under the laws Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of United necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of United and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of United; and (iv) the execution of the Articles of Merger by United has been duly and validly authorized.

          (d) Approval by Arkansas Securities Commissioner. CFC shall have filed with the Arkansas Securities Commissioner a proof of exemption under the Arkansas Securities Act perfecting an exemption from registration of the sale or transfer of the CFC common stock to United, such proof of exemption shall not have been disallowed and five full business days since the date of the filing shall have elapsed.

                                  ARTICLE VIII
                           Termination and Amendment

     8.01 Termination. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the Board of Directors of United and the Board of Directors of CFC;

          (b) by either United or CFC (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of CFC, Ballentine or ESOT, on the one hand, or United on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of CFC, Ballentine or ESOT, on the one hand, or United on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition;

            (c) by either United or CFC if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

            (d) by either United or CFC if the Merger shall not have been consummated on or before December 31, 1993, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

            (e) by either United or CFC if the Federal Reserve Board has denied approval of the Merger and neither United nor CFC has, within 30 days after the entry of the Federal Reserve Board's order denying such approval, filed a petition seeking review of such order as provided by Section 9 of the BHC Act;

            (f) by United or CFC if any condition precedent to the terminating party's obligation to effect the Merger has not been satisfied and such condition cannot reasonably be expected to be satisfied prior to the date specified in Subsection 8.01(d).

     8.02. Effect of Termination. In the event of termination of this Agreement by either CFC or United as provided in Section 8.01, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Ballentine, ESOT, United, CFC or their respective officers or directors, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     8.03. Amendment. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by Ballentine, ESOT and the respective Boards of Directors of United and CFC at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.04. Extension; Waiver. At any time prior to the Effective Time, United, on the one hand, and CFC, on the other hand, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                               General Provisions

     9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to United, to

     First United Bancshares, Inc.
     Attention:  John E. Burns
     P. O. Box 751
     El Dorado, Arkansas 71731

          with a copy to:

     Hermann Ivester, Esq.
     Ivester, Skinner & Camp, P.A.
     111 Center Street, Suite 1200
     Little Rock, Arkansas 72201

          (b)  if to CFC, to:

     Commercial Bank at Alma

     Attn:  John P. Ballentine
     P. O. Box 2199
     Alma Arkansas 72921-2199

          with a copy to:

     James A. Arnold, II, Esq.
     Shaw, Ledbetter, Hornberger,
          Cogbill & Arnold
     South 7th and Parker Streets
     Fort Smith, Arkansas 72901

          (c)  if to Ballentine, to:

     Commercial Bank at Alma
     Attn:  John P. Ballentine
     P.O. Box 2199
     Alma, Arkansas  72921-2199

          with a copy to:

     Douglas O. Smith, Jr., Esq.
     Warner & Smith
     214 North 6th Street
     Fort Smith, Arkansas 72901


     9.02. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     9.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.04. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arkansas.

     9.06. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and will use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

     9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.08. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

     9.09. Expenses. Except as otherwise provided herein, all Expenses incurred by United and CFC in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

     9.10 Survival of Representations and Warranties. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms and conditions hereof shall not merge in the closing documents and shall survive Closing but shall expire on the second anniversary of the Closing Date, except (i) as to any matter as to which notice of a breach is submitted in writing to the other party prior to such second anniversary date, and (ii) as to any matter which is based upon willful fraud by a party with respect to which the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.

     IN WITNESS WHEREOF, United, CFC, Ballentine and ESOT have signed or have caused this Agreement to be signed by respective officers thereunto duly authorized, all as of the date first written above.

                                    FIRST UNITED BANCSHARES, INC.

                                    By: /s/ JAMES V. KELLEY
                                       --------------------
                                    James V. Kelley
                                    Chairman, President and

Attest:                                        Chief Executive Officer

    /s/  ROBERT G. DUDLEY
- - - --------------------------------------
Robert G. Dudley, Secretary
                                               COMMERCE FINANCIAL CORPORATION

                                               By: /s/  JOHN P. BALLENTINE
                                                  ------------------------------
Attest:                                                 John P. Ballentine
                                                  Chairman, President and
                                                  Chief Executive Officer

    /s/  WILLIAM N. BRASHER, III
- - - --------------------------------------
William N. Brasher, III
Secretary


    /s/  JOHN P. BALLENTINE
- - - --------------------------------------
John P. Ballentine


EMPLOYEE STOCK OWNERSHIP TRUST

By  /s/  MARY BETH FREEMAN
  ------------------------------------
     Mary Beth Freeman, Trustee

By  /s/  REX WOODS
  ------------------------------------
     Rex Woods, Trustee

By  /s/  WILLIAM N. BRASHER, III
  ------------------------------------
     William N. Brasher, III, Trustee

                                   EXHIBIT A
                                 PLAN OF MERGER

         This Plan of Merger, dated as of September 3, 1993 ("Plan of Merger"), by and between First United Bancshares, Inc., an Arkansas corporation ("United"), and Commerce Financial Corporation, an Arkansas corporation ("CFC").

         WHEREAS, CFC is a corporation with authorized capital stock consisting of 100,000 shares of common stock, $1.00 par value of which 51,610 shares of common stock, including 6,103.728 treasury shares, ("CFC Common Stock") are validly issued and outstanding on the date hereof;

         WHEREAS, United is a corporation with authorized capital stock of 12,000,000 shares of common stock, $1.00 par value, of which 4,272,276 shares are validly issued and outstanding on the date hereof;

         WHEREAS, United is a corporation duly organized and existing under the laws of Arkansas;

         WHEREAS, concurrently with the execution and delivery of this Plan of Merger, United and CFC have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of CFC with and into United (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Arkansas Business corporation Act (the "ABCA");

         WHEREAS, the Boards of Directors of United and CFC deem it fair and equitable to, and in the best short-term and long-term interests of, their respective corporations and shareholders that CFC be merged with and into United and United being the surviving corporation, and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery, and CFC has directed that this Plan of Merger and the Merger be submitted to its shareholders for approval; and

         WHEREAS, the board of Directors of United has authorized the execution and deliver of this plan of merger.

         NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                   ARTICLE I

                                   The Merger

         1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, CFC will be merged with and into United, which will continue as the surviving corporation, in accordance with and with the effect provided in the ABCA.

         1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreement, articles of merger, (the "Articles of Merger") shall be duly prepared and executed by United and CFC and thereafter delivered to the Secretary of State of the State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in the Agreement). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

         1.03. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of CFC shall cease and CFC shall be merged with and into United (United and CFC are sometimes referred to herein as the "Constituent Corporations" and United is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of United in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of United in effect as of the Effective Time (the "Bylaws") shall be the Bylaws of the Surviving Corporation.

         (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.


                                   ARTICLE II

                      Effect of the Merger on Common Stock

                        of the Constituent Corporations;

                            Exchange of Certificates

         2.01. Conversion of CFC Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the art of the holder of any shares of CFC Common Stock, but subject to the rights of dissenting shareholders of CFC:

         (a) Conversion of CFC Common Stock. The issued and outstanding shares of CFC Common Stock shall be converted in accordance with the Agreement into the right to receive a cash payment as provided in Section 2.01 of the Agreement.

         (b) Cancellation of Shares. All shares of CFC Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the cash to be paid in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger.

         2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, United shall deposit with the Trust Department of First National Bank of El Dorado, El Dorado, Arkansas or such other bank or trust company designated by United (the "Exchange Agent") for the benefit of the holders of shares of CFC Common Stock, for exchange in accordance with this
Article II through the Exchange Agent, an amount of cash (the "Exchange Fund") to be paid pursuant to Section 2.01 in exchange for shares of CFC Common Stock outstanding immediately prior to the Effective Time.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CFC Common Stock (the "Certificates") whose shares were converted into the right to receive a cash payment pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as United may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash payment due. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by United, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash specified in Section 2.01 of the Agreement, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash specified in Section 2.01 of the Agreement.

         (c) Distributions with Respect to Unexchanged Shares. No cash payment of any kind shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate.

         (d) No Further Ownership Rights in CFC Common Stock. The cash paid upon the surrender of shares of CFC Common Stock in accordance with the terms hereof including any cash shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of CFC Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CFC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and payment shall be made as provided in this Plan of Merger.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of CFC for six months after the Effective Time shall be delivered to United, upon demand, and any shareholders of CFC who have not theretofore complied with this Section 2.02 shall thereafter look only to United for payment of the cash due for their stock.

         (f) No Liability. Neither United nor CFC shall be liable to any holder of shares of CFC Common Stock for cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III

                       Conditions; Termination; Amendment

         3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VII of the Agreement.

         3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of CFC and United at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article IX thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by CFC or United.

         3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before the Closing Date. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         3.04. Extension; Waiver. At any time prior to the Closing Date, United and CFC, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument on behalf of such party.

                                   ARTICLE IV

                               General Provisions

         4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to United, to

         First United Bancshares, Inc.
         Attention: John E. Burns
         P. O. Box 751
         El Dorado, Arkansas 71731

                 with a copy to:

         Hermann Ivester, Esq.
         Ivester, Skinner & Camp, P.A.
         111 Center Street, Suite 1200
         Little Rock, Arkansas 72201

                 (b)  if to CFC, to

         Commercial Bank at Alma
         Attn: John P. Ballentine
         P. O. Box 2199
         Alma, Arkansas 72921-2199

                 with a copy to:

         James A. Arnold, II, Esq.
         Shaw, Ledbetter, Hornberger,
           Cogbill & Arnold
         South 7th and Parker Streets
         Fort Smith, Arkansas 72901

         4.02. Interpretation. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

         4.03. Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Arkansas.

         IN WITNESS WHEREOF, CFC and United have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  FIRST UNITED BANCSHARES, INC.

                                  By:  /s/ JAMES V. KELLEY
                                     ---------------------------
                                           James V. Kelley
                                           Chairman, President and
                                           Chief Executive Officer
Attest:

  /s/ ROBERT G. DUDLEY
- - - ---------------------------
Robert G. Dudley, Secretary
                                  COMMERCE FINANCIAL CORPORATION

                                  By:  /s/ JOHN P. BALLENTINE
                                     ---------------------------
                                           John P. Ballentine
                                           Chairman, President and
                                           Chief Executive Officer
Attest:

/s/ WILLIAM N. BRASHER, III
- - - ---------------------------
William N. Brasher, III
Secretary

                                EXHIBIT 2.01 (d)

                       EXECUTIVE SUPPLEMENTAL INCOME PLAN
                             PAYOUTS AS OF 9-30-93

PARTICIPANT      AGE                SERVICE                 YEARS                  PAYOUT
- - - -----------      ---                -------                 -----                  ------
BALLENTINE       60                     7                    10                    $ 91720

BRASHER          42                    14                    23                    $  3323

FREEMAN          28                     5                    36                    $  1061

JONES            60                    25                     5                    $ 93941

WOODS            32                     9                    32                    $  1201

HOUCK            61                    27                     4                    $ 13142

COLLINS          44                    13                    20                    $   828

STEPHENS         34                    13                    30                    $   399

GRAY             48                    22                    17                    $   738

OLIVER           53                    19                    12                    $  1076
                                                                                   -------
                                                                                   $207429


PARTICIPANT                                                                        PAYOUT
- - - -----------                                                                        ------
ARNOLD                                                                             $ 20763

BALLENTINE                                                                         $ 10269

BLASCHKE                                                                           $ 13154

BRASHER                                                                            $ 24715

GRIFFIN                                                                            $  9793

KNIGHT                                                                             $  5423

WINBORN                                                                            $ 21926
                                                                                   -------
                                                                                   $114043